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                                                                    EXHIBIT 99.5


                            CONSENT OF MERRILL LYNCH

         We hereby consent to the inclusion of our opinion letter to the Board of Directors of St. Paul Bancorp, Inc. ("St. Paul"), to be dated the date of the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of St. Paul with Charter One Financial, Inc., as Appendix D to the Joint Proxy Statement/Prospectus, and to the references to such opinion in such Joint Proxy Statement/Prospectus under the captions "SUMMARY -- Opinions of Financial Advisors," and "THE MERGER -- Background of the Merger," "-- St. Paul's Reasons for the Merger," and -- "Opinion of St. Paul's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                           MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                       INCORPORATED

                                                         By: /s/ Eric Heaton
                                                            -------------------


August 11, 1999